UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2010

Toreador Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-02517	75-0991164
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Toreador Holding SAS
9 rue Scribe
Paris, France	75009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  33 1 47 03 34 24

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On May 10, 2010, Toreador Energy France S.C.S. (“Toreador”), a company organized under the laws of France and an indirect subsidiary of Toreador Resources Corporation, a Delaware corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with Hess Oil France S.A.S. (“Hess”), a company organized under the laws of France and a wholly owned subsidiary of Hess Corporation, a Delaware corporation, pursuant to which (x) Hess may become a 50% holder of Toreador’s working interests in its awarded and pending exploration permits in the Paris Basin, France (the “Permits”) and (y) (1) Hess must make a $15 million upfront payment to Toreador, (2) Hess will have the right to invest up to $120 million in fulfillment of a two-phase work program (the “Work Program”) and (3) Toreador would be entitled to receive up to a maximum of $130 million of success fees based on reserves and upon the achievement of an oil production threshold, each as described more fully below.

The transaction is subject to the approval of the French government. The Bureau Exploration-Production des Hydrocarbures (Bureau for the Exploration and Production of Hydrocarbons) has 60 days to oppose the proposed transfer of a working interest in an exploration permit.

Pursuant to the Investment Agreement, subject to such government approval, Toreador has transferred 50% of its working interest in each Permit to Hess (collectively, the “Transfer Working Interests”).  Hess must pay Toreador $15 million within 30 days.

Under the terms of the Investment Agreement, Phase 1 of the Work Program is expected to consist of an evaluation of the acreage underlying the Permits and the drilling of six wells.  The parties have agreed to use reasonable endeavors to spud the first well by December 1, 2010, the second well  by the March 31, 2011 and the third well by June 30, 2011.   If Hess does not spend $50 million in fulfillment of the Work Program within 30 months of receipt of government approval (“Phase 1”), Hess must promptly transfer back to Toreador the Transfer Working Interests.

Under the terms of the Investment Agreement, if Hess spends $50 million in Phase 1, Hess will have the option to proceed to Phase 2 of the Work Program.  If Hess elects not to proceed to Phase 2 of the Work Program, Hess must promptly transfer back to Toreador a percentage of the Transfer Working Interests determined with reference to the amount of money spent by Hess in fulfillment of the Work Program during Phase 1.

Under the terms of the Investment Agreement, if Hess elects to proceed, Phase 2 of the Work Program is expected to consist of appraisal and development activities, depending on the results of the work in Phase 1.  If Hess does not spend $70 million (less money spent by Hess in fulfillment of the Work Program in excess of $50 million in Phase 1) in fulfillment of the Work Program within 36 months (“Phase 2”), Hess must promptly transfer back to Toreador a percentage of the Transfer Working Interests determined with reference to the amount of money spent by Hess in fulfillment of the Work Program during Phase 1.  Following Phase 2, Toreador and Hess will bear the costs of subsequent exploration, appraisal and development activities in accordance with individual participation agreements governing the joint operations on each Permit.

Under the terms of the Investment Agreement, Hess agrees to pay Toreador: (x) a success fee based on proved developed oil reserves (as defined by Rule 4-10(a) of Regulation S-X), up to a maximum of $80 million and (y) a success fee if oil production exceeds an agreed threshold, up to a maximum of $50 million, each of which is subject to reduction under certain circumstances.

Under the terms of the Investment Agreement, Toreador and Hess have designated an area of mutual interest within the Paris Basin (the “AMI”).  If either party acquires or applies for a working interest in an exploration permit or exploitation concession within the AMI, such party would be required to offer to the other party 50% of such interest on the same terms and conditions.

The Investment Agreement contains certain restrictions on each party’s ability to transfer its respective working interests in the Permits.

The description of the Investment Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 2.01               Completion of Acquisition or Disposition of Assets.

The information required by this Item is included in Item 1.01 and is incorporated by reference herein.

Item 8.01.              Other Events.

On May 10, 2010, the Company issued a press release announcing the execution of the Investment Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K is included as Exhibit 99.2 and is incorporated herein by reference.

(d)           Exhibits.

Exhibit No.	Description

10.1	Investment Agreement, dated May 10, 2010, between Toreador and Hess.

99.1	Press release issued by the Company on May 10, 2010.

99.2	Unaudited pro forma financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: May 10, 2010	By:	/s/ Craig M. McKenzie
Craig M. McKenzie
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Investment Agreement, dated May 10, 2010, between Toreador and Hess.

99.1	Press release issued by the Company on May 10, 2010.

99.2	Unaudited pro forma financial statements.